Exhibit 99.2
In the 1st quarter we reported a net loss of $150.1 million, with a diluted loss per share of $1.20.
New insurance written for the quarter totaled $1.8 billion with market share approximating 20% through February as March data is not yet available. The lower volumes were driven by the continued high share of FHA, a loss of business from a major lender as a result of our rescission practices, and a lower overall origination market. Persistency improved modestly to 85.6% from 84.7% last quarter. As a result of the cancellations outpacing NIW in the quarter insurance in force declined to $207.1 billion from $212.2 billion last quarter and $223.9 billion 1 year ago.
For the quarter, total revenues were $371 million, below the $435 million reported in the first quarter of last year. Net premiums earned of $272 million were below the $356 million reported in the same period last year. The average earned premium yield was 51.9 bps down from 57 bps last quarter. The reduction is principally due to the increase in estimate for premium refunds on expected future rescissions as well as a decrease in the average insurance in force. Without this accrual the premium yield would have remained relatively flat.
Investment income for the first quarter was $69 million compared to $77 million reported in the first quarter of 2009. This decrease was primarily the result of lower investment yield on our portfolio. Net Realized investment gains were $26.9 million in the period, compared to net realized investment loss of $17.3 million in the same period last year. Within the $26.9 million of net realized investment gains for the period were $6.1 million of other-than-temporary impairments.
Underwriting expenses totaled $59.9 million versus $56.2 million last quarter and $62.5 million in the first quarter of last year. Cash and investments totaled $8.3 billion as of March 31st including cash and short term investments at the holding company of approximately $85 million.
Losses incurred were $455 million versus $881 million last quarter and $758 million in the first quarter of last year with loss reserves now totaling $6.6 billion. The decrease in losses incurred was attributable to a decrease of 9,196 or 3.7% decline in the number of primary delinquent loans. This was the first decline in the primary delinquent inventory since Q1 2007.
The quarter over quarter decline in delinquent inventory was broad based;
•	Flow down 4,900 units or 2.7%

•	Bulk down 4,200 units or 6.6%.

•	2007 was down 2,100 or 2.6%,

•	2006 was down 3,300 units or 6%

•	2005 down 1,300 or 4%

•	CA down 1,100 or 6%

•	FL down 1,300 units or 3%
New notice activity was down 12.6% in the quarter continuing a downward path that began to emerge last year and may be the first signs of credit burnout. We will be watching the new notice development over the next several months to see if this quarter was an aberration or not. Cures increased 48% from last quarter and 4% from last year. This increase was primarily attributable to an improved cure rate on the more recent or newer notices and an increase in loan modifications (12,200 in Q1 10 versus 4,800 in Q4 2009).

Net paid claims in the quarter were $519 million versus $515 million last quarter and $356 million in the first quarter of last year. The average primary paid claim was $53,070 up slightly from $52,606 last quarter and down from $53,585 one year ago. We would expect claim payments to be at this level or higher through the end of the year as most foreclosure delays have been either removed or have been incorporated into the servicers processing time. The levels of loan modifications, and their performance, remain a wild card.
Total primary and pool loss mitigation savings for the quarter was $759 million ($373 million in rescission/denials), up from last quarter of $506 million ($366 million in rescissions) and 3rd quarter of $513 million ($390 million in rescissions). The primary reason for the increased loss mitigation savings was a result of increased loan modifications in the quarter. We would expect rescission activity to remain at approximately this level until we work through the 2006 — 1st half 2008 books of business.
Loan modifications, including HAMP, totaled $367 million versus $120 million in Q4 2009 and $105 million in Q3 2009. HAMP modifications totaled $281 million versus $63 million in Q4 09 and $13 million in Q3 09. Since April 2009 a total of 54,100 of our delinquent loans were reported to us as beginning the HAMP trial period, of which 11,600 have cured (approximately 9,000 in Q1 2010 or 18% of all cures reported). Approximately 43,100 of the primary delinquent inventory were reported to us as being in the HAMP trial process as of March 31, 2010. It is still early to analyze re-default rates on these loan modifications since the substantial majority of cures have occurred over the last 4 months.
In January we thought the origination market might approximate $1.5 trillion in 2010. Since then consensus forecast has drifted down to approximately 1.1 to 1.3 trillion. This coupled with lost share from a large customer and as I mentioned previously and the continued large share that the FHA is taking has lowered our expectation for full year NIW to $10 — $15 billion.
In conclusion, clearly we are not out of the woods yet, as evidenced by our financial results which continue to be impacted by the high level of delinquencies and low level of cures that occurred over the last 2 years and the current level of NIW. However, as I mentioned last quarter we believe that there is a role for private capital to provide credit protection and believe that view is shared by many policy makers and for the first time in a long time we are beginning to see a few signs of encouragement namely, a higher level of cures, fewer new notices, and increased modifications.
With that let’s take some questions.